Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Second Quarter 2009 Financial Results

Company Continues to Move Toward the Unblinding of EMPOWER Pivotal Trial Data

Share Price Increase Results in $3.3 Million of Non-Cash Expense

Related to Revaluation of Warrant Liability

ST. PAUL, Minnesota, July 23, 2009 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2009.

For the three months ended June 30, 2009, the Company reported a net loss of $10.4 million, or $0.34 per share, including non-cash expense of $3.3 million related to the revaluation of warrant liability as a result of the recent share price increase, research and development expenses of $4.1 million and general and administrative expenses of $2.2 million. For the six months ended June 30, 2009, the Company reported a net loss of $17.0 million, or $0.65 per share. Operating expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On June 30, 2009, the Company’s cash, cash equivalents and short-term investments totaled $34.8 million.

“An increase in the Company’s stock price, particularly notable during the second quarter, led to an increase in the fair value of our debt-related warrant liability,” said Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics. “Under GAAP, the resulting increase in this liability is recorded as a non-cash expense during the corresponding three and six month periods.”

“EnteroMedics continues to move toward the unblinding of our EMPOWER pivotal study of VBLOC Therapy, delivered by the Maestro System, in patients with obesity. We expect to announce top-level results from this study in the fourth quarter,” said President and CEO Mark B. Knudson, Ph.D. “As we approach this significant milestone, we continue to prepare for the regulatory steps ahead and have increased our focus on our commercialization strategy, adding Nicholas Teti as a consultant to assist with that effort.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER™ Study using the Maestro® System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our inability to complete our EMPOWER™ pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER™ clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses:

Research and development	$4,065	$8,911	$7,856	$15,094

Selling, general and administrative	2,169	2,315	4,075	4,647

Total operating expenses	6,234	11,226	11,931	19,741

Loss from operations	(6,234)	(11,226)	(11,931)	(19,741)

Other income (expense), net	(4,127)	(128)	(5,100)	(112)

Net loss	$(10,362)	$(11,354)	$(17,031)	$(19,853)

Net loss per share - basic and diluted	$(0.34)	$(0.68)	$(0.65)	$(1.18)

Shares used to compute basic and diluted net loss per share	30,034	16,810	26,114	16,804

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Cash, cash equivalents and short-term investments	$34,849	$26,295

Prepaid expenses and other current assets	486	499

Property and equipment, net	1,100	1,264

Other assets	184	221

Total assets	$36,619	$28,279

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable	$138	$163

Debt	18,510	13,670

Other liabilities	8,677	3,040

Total liabilities	27,325	16,874

Stockholders’ equity	9,294	11,405

Total liabilities and stockholders’ equity	$36,619	$28,279

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